# 源泰律师事务所

# YUAN TAI LAW OFFICES

中国上海浦东新区浦东南路256号华夏银行大厦14楼
邮编：200120
电话：86-21-51150298
传真：86-21-51150398

14/F,Huaxia Bank Plaza,256 South Pudong Road
Pu Dong New Area
Shanghai 200120, P.R.China
Tel: 86-21-51150298
Fax: 86-21-51150398

Date: September 29, 2025

Dear Sirs or Madams,

We, Yuan Tai Law Offices, consent to the reference to our firm in the Registration Statement of WF International Limited (the "Company") on Form F-1, which will be filed with the Securities and Exchange Commission (hereinafter the "SEC") on September 29, 2025 in relation to the offering of up to 1,246,537 units consisting of 1,246,537 ordinary shares and 1,246,537 warrants to purchase 1,246,537 ordinary shares of the Company (the "Registration Statement").

We hereby consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

Yours faithfully,

For and on behalf of

**Yuan Tai Law Offices**

Name: Shao Jun
Designation: Partner